Exhibit 10.2

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Thomas C. Stabley (the “Executive”), Rex Energy Corporation (“Rex Energy”) and Rex Energy Operating Corp. (“Rex Operating”) is made and entered into this first day of October, 2010, to be effective on October 1, 2010 (the “Effective Date”).

W I T N E S S E T H

WHEREAS, Rex Energy and Rex Operating (collectively, the “Company”) wish to have the Executive serve as Executive Vice President and Chief Financial Officer of Rex Energy and Executive Vice President and Chief Financial Officer of Rex Operating, and, in such capacity, to be employed as an employee of Rex Operating, and the Executive wishes to be employed in such capacity;

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment and Term.

(a) The Company hereby agrees that Rex Operating shall employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth. The parties agree that the Executive’s employment may in the future be transferred to Rex Energy, so that the Executive may be employed by either Company under this Agreement. The period of employment of the Executive under this Agreement (the “Employment Period”) shall commence on the Effective Date and shall end on the Executive’s Date of Termination (as defined in Section 7(b) hereof) or, if earlier, the end of the Term. Upon expiration of this Agreement at the end of the Term, after taking into account all of the extensions thereof, the Executive shall be an at-will employee of the Company.

(b) The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on December 31, 2013; provided, that, on December 31, 2013, and each anniversary of December 31 thereafter, the Term shall be extended for one (1) additional year unless either party shall have given the other party at least ninety (90) days prior written notice not to extend the Term or the Executive shall have incurred a termination of employment with the Company as described herein. Notwithstanding the foregoing, if one or more Changes in Control of Rex Energy occur during the Term, the Term of this Agreement shall be automatically extended until the second anniversary of the date on which the last Change in Control of Rex Energy occurred or until the Executive’s earlier termination of employment with the Company as described herein.

(c) Failure of the Company to renew the Agreement at the end of the Term shall not by itself be considered a termination of employment by the Company or a Good Reason event, except as specifically provided herein. Notwithstanding the foregoing, in the event that the Company fails to renew the Agreement at the end of the Term and the Company terminates the Executive’s employment without Cause within ninety (90) days following the end of the Term, the Executive shall be entitled to the benefits in Section 8(e), subject to the terms of Section 8(e) and compliance with the covenants in Section 9.

2. Position and Duties.

(a) As of the Effective Date, the Executive shall serve as Executive Vice President and Chief Financial Officer of Rex Energy, and also as the Executive Vice President and Chief Financial Officer of Rex Operating, in which capacities the Executive shall perform the usual and customary duties of such offices, which are normally inherent in such capacities in U.S. publicly held corporations of similar size and character as the Company. The Executive shall report to the President and Chief Executive Officer of Rex Energy. The Executive agrees and acknowledges that, in connection with his employment relationship with the Company, the Executive owes fiduciary duties to the Company and, if applicable, its subsidiaries, and will act accordingly.

(b) During the Employment Period, the Executive agrees to devote substantially his full time, attention and energies to the Company’s business and agrees to faithfully and diligently endeavor to the best of his ability to further the best interests of the Company and its shareholders. Subject to Section 9 herein, the Executive may only serve as a director of other companies if such service is approved in advance by the Board of Directors of Rex Energy (the “Board”), so long as such service is not detrimental to the Company, does not interfere with the Executive’s service to the Company and does not present the Executive with a conflict of interest. The Executive may invest his own assets in such form or manner as will not require his services in the daily operations of the affairs of the companies in which such investments are made, provided that no such investment violates the Executive’s obligations under Section 2(d) or 9 herein.

(c) In keeping with the Executive’s fiduciary duties to the Company, the Executive agrees that he shall not, directly or indirectly, become involved in any conflict of interest, or upon discovery thereof, allow such a conflict to continue. Moreover, the Executive agrees that he shall promptly disclose to the Board any facts which might involve any reasonable possibility of a conflict of interest, or be perceived as such.

(d) Circumstances in which a conflict of interest on the part of the Executive would or might arise, and which should be reported immediately by the Executive to the Board, include the following:

(i) ownership of a material interest in, acting in any capacity for, or accepting directly or indirectly any payments, services or loans from a supplier, contractor, subcontractor, customer or other entity with which the Company does business;

(ii) misuse of information or facilities to which the Executive has access in a manner which will be detrimental to the Company’s interest;

(iii) disclosure or other misuse of Confidential Information (as defined in Section 9 hereof);

(iv) acquiring or trading in, directly or indirectly, other properties or interests connected with the exploration and production of oil, or the design, manufacturing, marketing or provision of other products and services in which the Company is engaged from time to time, including leasing of oil and gas mineral interests in those fields in which the Company has an interest or prospective interest or opportunity;

(v) the appropriation to the Executive or the diversion to others, directly or indirectly, of any opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and

(vi) the ownership, directly or indirectly, of a material interest in an enterprise in competition with the Company or its dealers and distributors or acting as a director, officer, partner, consultant, employee or agent of any enterprise which is in competition with the Company or its dealers or distributors.

Notwithstanding anything to the contrary in this Section 2, it shall not be a violation of this Agreement for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that the Executive does not actively participate in the business of such corporation.

(e) Further, the Executive covenants, warrants and represents that he shall:

(i) devote his full and best efforts to the fulfillment of his employment obligations;

(ii) exercise the highest degree of fiduciary loyalty and care and the highest standards and conduct in the performance of his duties;

(iii) abide by any compensation clawback, recoupment or anti-hedging policy applicable to executives of the Company or its affiliates, in effect from time to time, as approved by the Board or a duly authorized committee thereof; and

(iv) endeavor to prevent any harm, in any way, to the business or reputation of the Company or its subsidiaries.

3. Place of Performance. In connection with the Executive’s employment by the Company, the Executive’s principal business address shall be at the Company’s current principal executive offices in State College, Pennsylvania (the “Principal Place of Employment”). Executive hereby agrees to perform a substantial amount of his duties at the Principal Place of Employment, and understands and agrees that he will be required to travel from time to time for business purposes.

4. Compensation and Related Matters.

(a) Base Salary. During the Employment Period, the Company shall pay the Executive an annual base salary (“Base Salary”) in an amount that shall be established from time to time by the Compensation Committee of the Board (the “Compensation Committee”), payable in approximately equal installments in accordance with the Company’s customary payroll practices, which is currently bi-weekly payments. The Base Salary shall be set initially at two hundred thirty-one thousand dollars ($231,000). The Compensation Committee shall review the Executive’s Base Salary at least annually thereafter during the Employment Period. The Executive’s Base Salary may be increased but (i) may not be materially reduced (as defined in Section 6(d)(iv) below) during any portion of the Employment Period preceding a Change in Control and (ii) may not be reduced during any portion of the Employment Period following a Change in Control.

(b) Bonuses. During the Employment Period, the Executive shall be eligible to participate in the Annual Executive Incentive Plan, or any successor plan thereto (the “Annual Incentive Plan”). The bonus opportunity afforded the Executive under the Annual Incentive Plan may vary from year to year and any bonus earned, if any, thereunder (the “Annual Bonus”) shall be paid at a time and in a manner consistent with the Company’s customary practices and in accordance with the terms of the Annual Incentive Plan. The Executive’s bonus levels established under the Annual Incentive Plan, if any, will be contingent upon the Company achieving predetermined performance goals and approval by the Compensation Committee.

(c) Equity-Based Compensation and Performance Awards. During the Employment Period, the Executive shall be eligible to receive equity-based compensation awards and performance awards as approved by the Compensation Committee.

(d) Expenses. The Company shall promptly reimburse the Executive for reasonable legal expenses that the Executive has incurred in connection with entering into this Agreement, up to a maximum of five thousand dollars ($5,000), and all reasonable business expenses incurred during the Employment Period by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business of the Company or at the request of the Company, provided that, in each case, such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. All reimbursements with respect to expenses incurred in a particular taxable year shall be made no later than the end of the Executive’s taxable year following the taxable year in which the expenses were incurred, subject to the Executive’s timely presentment of the applicable receipts to the Company in accordance with the Company’s expense reimbursement policies and procedures. The amount of reimbursable expenses incurred in one taxable year of the Executive shall not affect the amount of reimbursable expenses in a different taxable year, and any such reimbursement shall not be subject to liquidation or exchange for another benefit.

(e) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Company to its other senior executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and, with the approval of the Compensation Committee, shall be entitled to perquisites that may be provided to other senior executives. Notwithstanding the foregoing, the Company shall have the right to change, amend or discontinue any benefit plan, program, or perquisite, so long as such changes are similarly applicable to senior executive officers of the Company generally. During the Employment Period, the Executive will be entitled to a monthly perquisites allowance in the amount of six hundred twenty dollars ($620) per month, payable on the first pay day of each calendar month in accordance with the Company’s normal payroll practices.

(f) Paid Time Off. During the Employment Period, the Executive shall be eligible for paid time off in accordance with the terms and conditions of the Company’s paid time off policy, as such policy may be in effect from time to time; provided, however, that the Executive shall be eligible for four (4) weeks of paid time off during each calendar year in the Employment Period, effective as of January 1 of the applicable calendar year, notwithstanding the terms of the Company’s paid time off policy. Unused paid time off may not be carried over from year to year.

(g) Services Furnished. During the Employment Period, the Executive shall at all times be provided with office space, stenographic assistance and such other facilities and services as are suitable to his position.

5. Offices. Subject to Sections 2, 3 and 4 hereof, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of any of the Company’s subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of the Company or any of its subsidiaries; provided, that the Executive shall be indemnified for serving in any and all such capacities on a basis no less favorable than is currently or may be provided to any other director of the Company or any of its subsidiaries, or in connection with any such executive position, as the case may be. This indemnity is in addition to and not in replacement of the Company’s obligations to provide indemnity pursuant to Section 10 hereof.

6. Termination. The Employment Period shall end in the event of a termination of the Executive’s employment in accordance with any of the provisions of Section 6 or 7, and the Term shall expire in the event of any such termination, on the Executive’s Date of Termination. Upon termination of the Employment Period, the Executive agrees to immediately tender his resignation from all boards of directors, and all officer, employee and committee positions, of the Company and its subsidiaries.

(a) Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b) Disability. The Company may terminate the Executive’s employment hereunder for “Disability” if, the Executive is unable to engage in any substantial gainful activity, with or without reasonable accommodation, by reason of (i) any medically determinable physical or mental impairment expected to result in death or that is expected to last for a continuous period of not less than twelve (12) months, or (ii) any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and the Executive has been receiving disability insurance benefits for a period of not less than three (3) months under the Company’s disability benefit plans.

During any period in which the Executive continues in employment but fails to perform his duties hereunder as a result of Disability (“Disability Period”), the Executive shall continue to receive his Base Salary at the rate in effect at the beginning of such period as well as all other payments and benefits set forth in Section 4 hereof, reduced by any payments made to the Executive during the Disability Period under the disability benefit plans of the Company then in effect or under the Social Security disability insurance program.

(c) Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate the Executive’s employment hereunder upon the occurrence of any of the following events:

(i) the Executive is convicted of an act of fraud, embezzlement, theft or other criminal act constituting a felony;

(ii) a material breach by the Executive of the provisions of this Agreement;

(iii) the failure by the Executive to perform any and all covenants contained in Sections 2(c), 2(d), 2(e) and 9 of this Agreement; or

(iv) a material breach by the Executive of the Company’s Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers;

provided, that the Executive shall have thirty (30) business days from the date on which the Executive receives the Company’s Notice of Termination for Cause under Section 6(c)(ii), 6(c)(iii) or 6(c)(iv) above to remedy any such occurrence otherwise constituting Cause under such Section 6(c)(ii), 6(c)(iii) or 6(c)(iv).

Cause shall not exist unless and until: (1) the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds ( 2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 6(c) and specifying the particulars thereof in detail and (2) with respect to the occurrences set forth in Sections 6(c)(ii), 6(c)(iii) and 6(c)(iv), the thirty (30) business days following the date on which the Executive received the Company’s Notice of Termination for Cause under Section 6(c)(ii), 6(c)(iii) or 6(c)(iv) above has expired without remedy by the Executive.

(d) Good Reason. The Executive may terminate employment hereunder for “Good Reason,” as follows:

(i) Good Reason for the Executive’s termination of employment shall mean the occurrence, without the Executive’s prior written consent, of any one or more of the following:

(1) The relocation of the Principal Place of Employment to a location more than twenty five (25) miles from the Principal Place of Employment;

(2) A material reduction in the Executive’s authority, duties, or responsibilities, including the assignment to the Executive of any duties that are materially inconsistent with the Executive’s position as an executive of the Company;

(3) A material reduction in the Executive’s Base Salary (which, for purposes of this Agreement, means a reduction described in Section 6(d)(iv) below) as then in effect; or

(4) A material breach by the Company of any provision of this Agreement;

provided the Executive gives the Company a written Notice of Termination and opportunity to cure as described in Section 6(d)(iii) below.

(ii) If one or more Changes in Control of Rex Energy occurs during the Term, Good Reason for the Executive’s termination of employment shall, in addition to the events listed above, also mean the occurrence, without the Executive’s prior written consent, of any one or more of the following:

(1) The Company reduces the Executive’s Base Salary, as in effect immediately before the occurrence of the Change in Control of Rex Energy, or as the Executive’s Base Salary may be increased from time to time after that occurrence;

(2) The Company reduces the Executive’s Annual Bonus target percentage opportunity as in effect immediately before the occurrence of the Change in Control of Rex Energy;

(3) The Company fails to continue to provide the Executive with retirement, savings and welfare plan benefits that are comparable in the aggregate to those enjoyed by the Executive under the Company’s executive compensation and benefit plans, policies, programs and arrangements in which Executive was eligible to participate immediately before the occurrence of the Change in Control of Rex Energy; provided, however, that Good Reason shall not exist under this subsection (3) if the Executive is provided with retirement, savings and welfare plan benefits that are comparable in the aggregate to those enjoyed by similarly situated executives of the acquiring company in the Change in Control;

(4) The Company gives effective notice of an election not to extend this Agreement at the end of the Term (including any extensions thereof) and the Executive is willing and able to renew this Agreement and to continue providing services to the Company hereunder; or

(5) The Company requires a material increase in the Executive’s business travel, which for purposes of this Agreement means an increase in travel of at least ten percent (10%) more than the level of travel required in the twelve (12) month period immediately preceding the Change in Control (calculated on a daily basis, with each day in which the Executive travels counted as a full day);

provided the Executive gives the Company a written Notice of Termination and opportunity to cure as described in Section 6(d)(iii) below.

(iii) In any of the foregoing Good Reason situations, the Executive must provide to the Company a Notice of Termination within sixty (60) days after the event constituting Good Reason. The Company shall have thirty (30) days from the date on which the Company receives the Executive’s Notice of Termination for Good Reason to remedy any such occurrence constituting Good Reason (including paying any unpaid amounts then due and owing to the Executive under this Agreement), as set forth in the Executive’s Notice of Termination. If the Company does not correct the act or failure to act, the Executive must terminate his employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

(iv) For purposes this Agreement, a material reduction in Base Salary means a reduction in the Executive’s Base Salary, other than a reduction not in excess of five percent (5%) of the Executive’s Base Salary that is part of an overall equivalent compensation reduction of substantially all the Company’s employees with titles of Vice President or above, that does not uniquely reduce the Base Salary of the Executive and that occurs before a Change in Control.

(e) Change in Control. For purposes of this Agreement, a “Change in Control” of Rex Energy shall mean the occurrence of any of the following events after the Effective Date:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either:

(1) the then outstanding shares of the common stock of Rex Energy (the “Outstanding Rex Energy Common Stock”), or

(2) the combined voting power of the then outstanding voting securities of Rex Energy entitled to vote generally in the election of directors (the “Outstanding Rex Energy Voting Securities”);

provided, however, that for purposes of this Section 6(e)(i), the following acquisitions shall not constitute a Change in Control of Rex Energy:

(A) any acquisition directly from Rex Energy;

(B) any acquisition by Rex Energy;

(C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Rex Energy or any entity controlled by Rex Energy; or

(D) any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 6(e)(iii); or

(ii) Individuals who, as of the Effective Date, constitute the Board of Rex Energy (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Rex Energy; provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Rex Energy’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board of Rex Energy;

(iii) Consummation of

(A) a reorganization, merger or consolidation or sale of Rex Energy or any subsidiary of Rex Energy, or

(B) a disposition of all or substantially all of the assets of Rex Energy (a “Business Combination”),

in each case, unless, following such Business Combination,

(1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Rex Energy Common Stock and Outstanding Rex Energy Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Rex Energy or all or substantially all of Rex Energy’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Rex Energy Common Stock and Outstanding Rex Energy Voting Securities, as the case may be,

(2) no Covered Person (excluding any employee benefit plan (or related trust) of Rex Energy or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

(3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

7. Termination Procedure.

(a) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive (other than termination upon death pursuant to Section 6(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(b) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated upon death pursuant to Section 6(a) above, the date of the Executive’s death, (ii) if the Executive’s employment is terminated for Disability pursuant to Section 6(b) above, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period, with or without reasonable accommodation), (iii) if the Executive’s employment is terminated for Cause pursuant to Section 6(c) above, the date specified in the Notice of Termination, which date may be no earlier than the date the Executive is given notice in accordance with Section 12 hereof, (iv) if the Executive’s employment terminates for Good Reason pursuant to Section 6(d) above, the date set forth in such Notice of Termination, which shall comply with the notice and cure provisions set forth in Section 6(d), and (v) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall be not later than thirty (30) days following the date on which Notice of Termination is given.

8. Compensation upon Termination of Employment.

(a) Accrued Obligation Defined. For purposes of this Agreement, payment of the “Accrued Obligation” shall mean payment by the Company to the Executive (or his designated beneficiary or legal representative, as applicable), when due, of all vested benefits to which the Executive is entitled under the terms of the employee benefit plans in which the Executive is a participant as of the Date of Termination and a lump sum amount in cash equal to the sum of (i) the Executive’s Base Salary through the Date of Termination, and (ii) in accordance with the Company’s paid time off policy, any accrued paid time off, to the extent not theretofore paid, which shall be paid within thirty (30) days after the Date of Termination.

(b) Disability; Death. Following the termination of the Executive’s employment pursuant to Sections 6(a) or (b) hereof, the Company shall pay to the Executive (or his designated beneficiary or legal representative, if applicable):

(i) the Accrued Obligation,

(ii) in the event of the Executive’s termination of employment by reason of death, a lump sum payment in cash equal to ninety (90) days’ of the Executive’s Base Salary as in effect on the Date of Termination, which shall be paid within thirty (30) days following the Date of Termination, and

(iii) in the event of the Executive’s termination of employment by reason of death or Disability, a lump sum separation payment in cash equal to the Executive’s annual cash bonus at the target achievement level for the fiscal year of the Company in which the Date of Termination occurs, prorated based on service for the year of termination. The pro rated bonus shall be determined by multiplying the target bonus by a fraction, the numerator of which is the number of days in the fiscal year before the Date of Termination and the denominator is the number of days in the fiscal year. If the Executive’s employment terminates by reason of death, the separation payment shall be paid on the sixtieth (60th) day following the Date of Termination, subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If the Executive’s employment terminates by reason of Disability, the separation payment shall be paid on the first business day following the end of the six (6) month period following the Date of Termination (the “Commencement Date”), subject to compliance with Section 409A of the Code. The Executive shall not be entitled to any other payments under the annual cash bonus plan with respect to the fiscal year in which the Date of Termination for death or Disability occurs.

(c) By the Company for Cause. If during the Term the Executive’s employment is terminated by the Company for Cause pursuant to Section 6(c) hereof, the Company shall pay to the Executive the Accrued Obligation. Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company.

(d) By the Executive without Good Reason. If during the Term the Executive terminates his employment for any reason other than Good Reason, the Company shall pay to the Executive the Accrued Obligation. Following such payment, the Company shall have no further obligations to the Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Executive shall not have breached this Agreement merely because he terminates his employment for any reason other than Good Reason.

(e) By the Company without Cause or by the Executive for Good Reason. If, (x) during the Term, the Executive’s employment is terminated by the Company other than for Cause, death or Disability or the Executive terminates employment for Good Reason, or (y) the Company fails to renew the Agreement at the end of the Term and the Company terminates the Executive’s employment without Cause within ninety (90) days following the end of the Term as set forth in Section 1, then the Company shall pay to the Executive the Accrued Obligation and, subject to the Executive executing and not revoking a Release as described in Section 8(e)(v) and provided that the Executive complies with the covenants set forth in Section 9:

(i) If the Date of Termination occurs before a Change in Control of Rex Energy or after the twenty-four (24) month period following such Change in Control of Rex Energy:

(A) The Company shall pay the Executive severance pay equal to the Executive’s monthly Base Salary (at the rate in effect as of the Date of Termination) for the twelve (12) month period following the Date of Termination. The severance payments will begin on the Commencement Date, and the first payment will include the first six (6) monthly installments, subject to compliance with Section 409A of the Code. The severance payments will continue in installments in accordance with the Company’s regular payroll practices for the remainder of the twelve (12) month period following the Date of Termination, subject to compliance with Section 409A.

(B) The Company shall pay the Executive a lump sum cash payment equal to the Executive’s annual cash bonus for the fiscal year of the Company in which the Date of Termination occurs, prorated based on service for the year of termination. For this purpose, the annual bonus shall be calculated as the annual cash bonus that the Executive would have received had the Executive remained employed through the end of such year, based on the Company’s achievement of the applicable performance goals, and multiplied by a fraction, the numerator of which is the number of days in the fiscal year before the Date of Termination and the denominator is the number of days in the fiscal year. The bonus payment shall be paid when bonuses are paid to other executives participating in the Annual Incentive Plan or, if later, on the Commencement Date.

(ii) Notwithstanding the provisions of Section 8(e)(i), if the Date of Termination occurs on or during the twenty-four (24) month period following a Change in Control of Rex Energy:

(A) The Company shall pay to the Executive severance pay equal to twenty-four (24) months of the Executive’s monthly Base Salary (at the rate in effect as of the Date of Termination) in a lump sum cash payment on the Commencement Date, subject to compliance with Section 409A of the Code.

(B) The Company shall pay to the Executive a lump sum cash separation payment equal to the Executive’s target annual cash bonus for the fiscal year of the Company in which the Date of Termination occurs, prorated based on service for the year of termination. The pro rated bonus shall be determined by multiplying the target bonus by a fraction, the numerator of which is the number of days in the fiscal year before the Date of Termination and the denominator is the number of days in the fiscal year. The separation payment shall be paid on the Commencement Date, subject to compliance with Section 409A of the Code.

(C) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person such as to require attribution of stock ownership between the parties under Section 318(a) of the Code) (all such payments and benefits, including the severance payments described in Section 8 (the “Severance Payments”), being hereinafter called “Total Payments”) would be subject (in whole or part), to any excise tax imposed under Section 4999 of the Code, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash Severance Payments shall first be reduced, and the noncash Severance Payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax:

(w) No portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account;

(x) No portion of the Total Payments shall be taken into account which, in the opinion of tax counsel selected by the Company before the Change in Control (“Tax Counsel”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the base amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and

(y) The value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the accounting firm which was, immediately prior to the Change of Control, the Company’s registered public accounting firm (the “Auditor”) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(z) At the time that payments are made under this Agreement, the Company shall provide the Executive with a copy of the Auditor’s calculations setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any written opinions the Company has received from Tax Counsel or the Auditor with respect to the calculations.

(iii) The following payments will be made without regard to whether a Change in Control has occurred:

(A) For the applicable Severance Period, as defined below, the Company shall arrange to provide the Executive and his dependents medical, dental, health, hospital insurance benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Date of Termination, as such benefit plans may be modified by the Company from time to time for similarly situated active employees (at no greater cost to the Executive than such cost to the Executive in effect immediately prior to the Date of Termination, or, if greater, the cost to similarly situated active employees of the Company under the applicable group health plans of the Company), provided that the Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and pays the COBRA premiums for the full cost of the continued coverage. The Executive shall be responsible for paying the full COBRA cost of such coverage, and the Company shall reimburse the Executive monthly for the amount equal to the Executive’s monthly COBRA cost, less the employee portion of the premium that the Executive would have paid had the Executive continued employment with the Company; provided that reimbursement of the COBRA cost shall be discontinued prior to the end of the Severance Period if the Executive elects to discontinue COBRA coverage, if the Executive fails to pay the applicable COBRA costs or in accordance with Section 8(e)(iv) below. The COBRA reimbursement payments shall be paid monthly on the first payroll date of each calendar month, beginning on the sixtieth (60th) day following the Date of Termination, subject to compliance with Section 409A of the Code. The first payment (on the sixtieth (60th) day) will include the first two (2) months of COBRA reimbursements. The Executive understands and agrees that for purposes of determining the remaining period of the Executive’s COBRA continuation coverage after the end of the Severance Period, the Executive’s “qualifying event” shall be deemed to have occurred on the Date of Termination.

(B) On the Commencement Date, the Company shall pay the Executive a lump sum amount equivalent to the product of the monthly basic life insurance premium applicable to the Executive’s basic life insurance coverage immediately prior to the Date of Termination times the number of months in the applicable Severance Period, subject to compliance with Section 409A of the Code. The Executive may, at his option, convert his basic life insurance coverage to an individual policy after the Date of Termination by completing the forms required by the Company for this purpose.

(C) For purposes of this Agreement, “Severance Period” shall mean:

(x) the twelve (12) month period following the Date of Termination if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case before a Change in Control of Rex Energy or after the twenty-four (24) month period following such Change in Control of Rex Energy, or

(y) the twenty-four (24) month period following the Date of Termination if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in either case within the twenty-four (24) month period following a Change in Control of Rex Energy.

(iv) Subject to the Executive’s group health plan coverage continuation rights under COBRA, the benefits described in Section 8(e)(iii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive during such period, and reimbursements under Section 8(e)(iii) shall cease if the Executive becomes eligible to receive benefits of the same type as described in Section 8(e)(iii). The Executive shall have the obligation to notify the Company that he is entitled to or receiving such benefits. The Company agrees that, if the Executive’s employment with the Company terminates for any reason during the Term, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 8. Further, except with respect to the benefits provided pursuant to Section 8(e)(iii) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, or by offset against any amount claimed to be owed by the Executive to the Company.

(v) Notwithstanding the foregoing, all payments to the Executive under this Section 8 (other than Accrued Obligations) are contingent upon the Executive’s execution and non-revocation of a release with terms substantially in the form of Exhibit A hereto (the “Release”) within sixty (60) days following the Executive’s Date of Termination. In consideration of the benefits and compensation which may be awarded to the Executive pursuant to Section 8 of this Agreement, the Executive hereby agrees to execute and be bound by the Release, as a condition precedent to receiving such benefits and compensation. No severance payments will be paid to the Executive if the Executive does not execute, or if the Executive revokes, the Release. Notwithstanding any provision of this Agreement to the contrary, in order to comply with Section 409A of the Code, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(vi) Notwithstanding the foregoing, if a Change in Control of Rex Energy does not meet the requirements of a “change in control event” under Section 409A of the Code, then the amounts to be paid under Section 8(e)(ii) above will be paid in the forms and at the times set forth in Section 8(e)(i) above, if and as required by Section 409A.

(f) The applicable grant agreements shall govern the treatment of the Executive’s outstanding options, stock appreciation rights, restricted stock and other equity grants with respect to Rex Energy stock in the event of a Change in Control.

9. Confidential Information; Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Confidential Information.

(i) The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company or its subsidiaries and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company and which shall not have been or hereafter become public knowledge (other than by acts by the Executive or representatives of the Executive, in each case, in violation of this Agreement) (hereinafter being collectively referred to as “Confidential Information”). For the avoidance of doubt, Confidential Information shall not include information that becomes available to the public other than as a result of a disclosure by the Executive or that becomes available to the Executive from a source other than the Company or any of its subsidiaries or any of their respective directors, officers, employees, agents or advisors, provided, that such source is not known by the Executive to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any of its subsidiaries.

(ii) The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 9(a). The Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment hereunder for any reason.

(b) Non-Competition.

(i) During the Employment Period and the Restricted Period, as defined below, the Executive shall not, within the Restricted Territory, as defined below, engage in Competition, as defined below, with respect to the Company or any of its subsidiaries; provided, that it shall not be a violation of this Section 9(b) for the Executive to become the registered or beneficial owner of up to five percent (5%) of any class of the capital stock of a corporation registered under the Exchange Act as long as the Executive does not actively participate in the business of such corporation until such time as this covenant expires.

(ii) For purposes of this Agreement, the “Restricted Period” means the applicable period in clause (A) if the Date of Termination occurs during the Term of the Agreement, or the applicable period in clause (B), (C) or (D) if the Date of Termination occurs after the end of the Term:

(A) The Restricted Period is the twelve (12) month period following the Executive’s Date of Termination during the Term for any reason.

(B) In the event the Company elects not to renew the Agreement at the end of the Term and the Executive receives severance pay as a result of a termination without Cause under Section 1(c) or a termination for Good Reason under Section 6(d)(ii)(4), the Restricted Period is the applicable period described in clause (A) above.

(C) If clause (B) does not apply, in the event the Company or the Executive elects not to renew the Agreement at the end of the Term, and during the twelve (12) month period following the end of the Term the Executive’s employment terminates for any reason other than Cause, the Company will either:

(xx) within thirty (30) days after the Date of Termination, offer in writing to provide the Executive with severance pay equal to the Executive’s Base Salary for all or part of the remainder of the twelve (12) month period following the end of the Term, subject to the Executive executing and not revoking a Release, in which case the Restricted Period shall be the remainder of the twelve (12) month period following the end of the Term (or, if the Company only offers to provide severance pay for a portion of the remainder of the twelve (12) month period following the end of the Term, the Restricted Period shall be such portion of the period for which the Company offers severance pay), or

(yy) advise the Executive in writing that the Restricted Period shall not apply after the Date of Termination.

The severance pay will be paid at the same time and in the same form as would have applied if the severance pay had been paid under Section 8(e)(i)(A) or Section 8(e)(ii)(A) above, depending on when the Date of Termination occurs (i.e. installments over the remainder of the twelve (12) month period described in (xx) above or a lump sum, depending on when the Date of Termination occurs). If the Company offers to provide such severance pay but the Executive does not execute the Release, or revokes the Release, the Restricted Period will nevertheless run for the remainder of the twelve (12) month period after the end of the Term, but no severance payments will be paid to the Executive.

(D) In the event the Company or the Executive elects not to renew the Agreement at the end of the Term, and during the twelve (12) month period following the end of the Term the Executive’s employment terminates for Cause, the Restricted Period shall be the applicable period described in clause (A) above, and no severance pay shall be provided.

(iii) For purposes of this Agreement, “Restricted Territory” means anywhere within a ten (10) mile radius of any area of mutual interest, evidenced by a written contractual obligation, of the Company or its subsidiaries or any oil or gas property in which the Company or any of its subsidiaries has an interest, or is actually pursuing or contemplating (as described below) an interest, as of the Date of Termination. The Company or a subsidiary will be considered to be contemplating an interest in property for purposes of this subsection (iii) if the Executive knows that the Company or a subsidiary is actively contemplating an interest in the property within the 90-day period preceding the Date of Termination, as evidenced by written or electronic correspondence or records.

(iv) For purposes of this Agreement, “Competition” by the Executive means the Executive’s engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company or its subsidiaries as the same shall be constituted at any time during the Term.

(v) The Executive may request that the Board waive the restrictions under this Section 9(b) with respect to the Executive’s prospective employment with an entity engaged in Competition if the Executive’s work will clearly not relate in any way to the Restricted Territory. The Board shall have sole discretion to determine whether such a waiver will be allowed and the terms and conditions of any such waiver.

(c) Non-Solicitation. During the twelve (12) month period following the Date of Termination for any reason, if the Date of Termination occurs during the Term or within twelve (12) months after any non-renewal of the Term, the Executive agrees that the Executive will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

(i) solicit, from any customer that is doing business with the Company or any of its subsidiaries as of the Date of Termination and is known to Executive, any business of the same or of a similar nature to the business of the Company or its subsidiaries with such customer;

(ii) solicit, from any potential customer of the Company or its subsidiaries that is known to the Executive, any business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company or its subsidiaries, or of substantial preparation with a view to making such a bid, proposal or offer, within six (6) months prior to the Date of Termination;

(iii) excluding advertisements in mainstream media, solicit the employment or services of any person who was known to be employed by or was a known consultant to the Company or its subsidiaries upon the Date of Termination, or within six (6) months prior thereto, provided that it shall not be a breach of this Section 9(c)(iii) to solicit or engage a consultant if the consultant’s services do not interfere with the consultant’s services to the Company or cause the consultant to engage in Competition in the Restricted Territory; or

(iv) otherwise knowingly interfere with the business or accounts of the Company or its subsidiaries.

(d) Non-Disparagement. The Executive agrees, and the Company agrees to instruct its officers and directors, not to make any derogatory, disparaging or false statements intended to harm the business or personal reputation of the other party to this Agreement and, in the case of the Company, of any related companies or their officers and employees.

(e) Agreements with respect to Covenants. The Executive and the Company agree and acknowledge that the Company is providing the employment, compensation and benefits under this Agreement in consideration for the Executive’s covenants under this Section 9. The Executive and the Company agree and acknowledge that the Company has a substantial and legitimate interest in protecting the Company’s and its subsidiaries’ Confidential Information and goodwill. The Executive and the Company further agree and acknowledge that the provisions of this Section 9 are reasonably necessary to protect the Company’s and its subsidiaries’ legitimate business interests and are designed to protect the Company’s and its subsidiaries’ Confidential Information and goodwill. The Executive agrees that the scope of the restrictions as to time, geographic area, and scope of activity in this Section 9 are reasonably necessary for the protection of the Company’s and its subsidiaries’ legitimate business interests and are not oppressive or injurious to the public interest. The Executive and the Company agree that in the event of a breach or threatened breach of any of the provisions of this Section 9, the Company or the Executive, as applicable, shall be entitled to injunctive relief against the Executive’s or the Company’s activities, as applicable, to the extent allowed by law, and the Executive and the Company waive any requirement for the posting of any bond by the Company or the Executive, as applicable, in connection with such action. The Executive further agrees that any breach or threatened breach of any of the provisions of Section 9(a) would cause injury to the Company for which monetary damages alone would not be a sufficient remedy.

(f) Permitted Disclosure. Nothing in this Agreement shall prohibit or restrict the Executive or the Company from (i) making any disclosure of relevant and necessary information or documents in any action, investigation or proceeding, as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, or the Company’s Legal Department, provided that, to the extent permitted by law, upon the Executive’s receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, the Executive shall give prompt prior written notice to the Company, and the Executive will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

10. Indemnification; Insurance. The Company shall indemnify the Executive to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at the time and the certificate of incorporation and by-laws of the Company. The Executive will be entitled to any insurance policies the Company may elect to maintain generally for the benefit of officers and directors of the Company and its subsidiaries against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being a director or officer of the Company or its subsidiaries.

11. Successors Binding Agreement.

(a) Company’s Successors. The Company may require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there is no such designee, to the Executive’s estate.

12. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail or nationally recognized overnight courier (such as Federal Express, Express Mail or UPS), in each case, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Thomas C. Stabley

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

If to the Company:

Rex Energy Corporation

Rex Energy Operating Corp.

Attention: General Counsel

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

Daniel J. Churay

Chairman, Compensation Committee

Rex Energy Corporation

c/o Mims Maynard Zabriskie

Morgan Lewis & Bockius, LLP

1701 Market Street

Philadelphia, PA 19103

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Amendment or Modification; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer or director of the Company as may be specifically designated by the Board or the Compensation Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in Agreement.

14. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

15. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The respective rights and obligations of the parties hereunder shall survive the termination of the Term to the extent necessary to preserve such rights and obligations, including, without limitation, Sections 8, 9, 10 and 11. The Executive shall not be a participant in and shall not be entitled to receive benefits pursuant to any other severance plan, program, policy or arrangement of the Company.

16. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term. Should any one or more of the provisions of this Agreement be held to be excessive or unreasonable as to duration, geographical scope or activity, then that provision shall be construed by limiting and reducing it so as to be reasonable and enforceable to the extent compatible with the applicable law.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company may withhold from any amounts payable to the Executive relating to the Executive’s employment with the Company such federal, state, local and foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, local and foreign taxes due with respect to any payment received under this Agreement.

19. Deferred Compensation. Notwithstanding any provision of this Agreement to the contrary, this Agreement is intended to meet the requirements of Section 409A of the Code to the extent applicable, the parties intend to administer this Agreement in a manner that is consistent with those requirements or an exception thereto, and this Agreement shall be construed and interpreted in accordance with such intent. If and to the extent applicable, severance benefits shall be paid first under the “short-term deferral exception” and then under the “separation pay exception” of Section 409A, and any payments that are considered deferred compensation under Section 409A and that are paid to a “specified employee” (as defined in Section 409A of the Code) upon separation from service shall be subject to a six (6) month delay, if required by Section 409A. If required by Section 409A, any amounts otherwise payable during the six (6) month period that commences on and follows the Executive’s Date of Termination shall be paid in one lump sum amount on the first business day following the six (6) month period following the Executive’s Date of Termination (or within thirty (30) days of the Executive’s death, if earlier). For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code). Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as the right to a series of separate payments. In no event shall the Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements under this Agreement shall be provided in a manner that complies with Section 409A of the Code, if applicable. If required by regulations or other guidance issued under Section 409A of the Code or a court of competent jurisdiction, the provisions regarding payments hereunder shall be amended to provide for such payments to be made at the time allowed under such regulations, guidance or authority that most closely achieves the intent of this Agreement.

20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto, including the Offer Letter, except as certain provisions of the Offer Letter are incorporated herein.

21. Effectiveness; Survival. This Agreement shall become effective upon approval of the Board. The Company shall provide a certified copy of the resolution evidencing such approval. The provisions of this Agreement that, by their terms, continue in effect after the end of the Term of this Agreement shall continue in effect as necessary to carry out their purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Rex Energy Corporation

By:	/s/ Daniel J. Churay
Daniel J. Churay
Chairman, Compensation Committee

Rex Energy Operating Corp.

By:	/s/ Patrick McKinney
Patrick McKinney
Executive Vice President and Chief Operating Officer

Thomas C. Stabley

/s/ Thomas C. Stabley

EXHIBIT A

RELEASE

1.	Complete Release

In consideration of the separation pay and benefits continuation set forth in Section      of this General Release Agreement (“Agreement”), as well as the other benefits that this Agreement provides, Employee (on Employee’s own behalf and on behalf of Employee’s heirs and other legal representatives and assigns) releases the Company, its subsidiaries and affiliates, and the employees, officers, directors, representatives, attorneys and agents of any of them, and their respective successors, predecessors and assigns, from all legally waivable claims, charges, costs, attorney fees or demands Employee may have based on Employee’s employment with the Company or the cessation of that employment. This includes a release of any rights or claims Employee may have under the following (as each may be amended through the date of this Agreement):

A.	the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act, which (among other things) prohibit age discrimination in employment;

B.	the Civil Rights Acts of 1866 or 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, which (among other things) prohibit discrimination in employment based on race, color, national origin, religion or sex;

C.	the Americans with Disabilities Act, which (among other things) prohibits discrimination in employment against qualified disabled individuals;

D.	the Equal Pay Act, which (among other things) prohibits paying men and woman unequal pay for equal work;

E.	the Pregnancy Discrimination Act,

F.	the Family and Medical Leave Act,

G.	the Employee Retirement Income Security Act,

H.	the National Labor Relations Act,

I.	the Labor Management Relations Act,

J.	the Sarbanes-Oxley Act of 2002,

K.	the Pennsylvania Wage Payment and Collection Law,

L.	the Pennsylvania Human Relations Act, or

M.	any other federal, state or local laws, rules or regulations prohibiting employment discrimination or regulating human or civil rights.

This also includes a release by Employee of any claims for wrongful discharge or any tort, contract or common law claims, including claims for past or future loss of pay or benefits, expenses, damages for pain and suffering, mental anguish or emotional distress damages, liquidated damages, punitive damages, compensatory damages, attorney’s fees, interest, court costs, physical or mental injury, damage to reputation, and any other injury, loss, damage or expense or any other legal or equitable remedy of any kind whatsoever. This release covers both claims that Employee knows about and those he may not know about. This Agreement does not affect Employee’s ability to file a charge with or participate in any investigation or proceeding by the Equal Employment Opportunity Commission, although Employee agrees and understands that he will not receive any personal relief from any such charge.

Employee waives any right he may have under any dispute resolution process of the Company to arbitrate the claims which Employee has released by entering into this Agreement. This release does not include, however, a release of the following:

(1)	Employee’s right, if any, to vested pension or retirement savings plan benefits under the Company’s standard programs, plans and policies;

(2)	Claims Employee may have against Company or its insurers for indemnification under corporate charters or by-laws, director and officer insurance, or other similar protection afforded Company officers or directors to provide them with protection from claims third parties may make.

(3)	Claims Employee may have against Company for failing to comply with any provision of this Agreement.

2.	No Future Lawsuits.

Employee promises never to file a lawsuit asserting any claims that are released in Section 1. If Employee or anyone else on Employee’s behalf files a lawsuit asserting any of these claims, Employee waives his right to receive any monetary award or reinstatement as an employee of the Company. Employee agrees that this Agreement is a complete and total bar to his reemployment or to recovery of any money from the Company resulting from any lawsuit, charge or complaint raising any claims that are released in Section 1. Employee understands that he is not waiving the right to test the knowing and voluntary nature of this release agreement in court.

3.	Non-Admission of Liability.

The Company makes this Agreement to avoid the cost of defending against any possible lawsuit. By making this Agreement, the Company does not admit that it has done anything wrong.

4.	Non-Release of Future ADEA Claims.

This Agreement does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act or any other laws or statutes that arise after the date Employee signs this Agreement.

5.	Period for Review and Consideration of Agreement; Employee’s Right to Revoke Agreement.

Employee understands that Employee has up to 21 days to review and consider this Agreement. If Employee should elect to sign this Agreement in less than 21 days, Employee expressly waives Employee’s right to the full 21-day period to review and consider this Agreement. Employee further understands that Employee may revoke the Agreement at any time during the seven-day period following Employee’s signing of the Agreement. Employee further understands that, if Employee fails to sign the Agreement or revokes the Agreement, Company shall have no obligation to provide separation pay and paid benefits continuation set forth in Section      of this Agreement, as well as the other benefits described in this Agreement, to Employee. Revocation shall be in writing and shall be effective upon timely receipt by [TO BE FILLED IN].

6.	Consultation with Attorney.

Employee acknowledges that Company has afforded Employee an opportunity to engage and consult with legal counsel of Employee’s choosing in connection with the negotiation and entering into of this Agreement, and that he has, in fact, consulted with legal counsel prior to entering into this Agreement.

7.	Restrictive Covenants and Harmful Statements.

Employee and the Company acknowledge and agree that Section 9 of the Employment Agreement entered into by and between Employee and the Company as of October 1, 2010 shall remain in full force and effect following Employee’s termination of employment according to the terms of Section 9, including the expiration or termination provisions thereof, and that the terms thereof are hereby specifically incorporated herein and made part hereof.

8.	Binding Effect.

This Agreement is binding on the representatives, heirs, successors and assigns of Employee and the Company.

9.	Severability.

The provisions of this Agreement are severable, that is, if any part of it is found to be invalid or unenforceable, the other parts will remain valid and enforceable and shall be construed to the greatest extent possible to be enforceable as written.

10.	Return of Company Property.

Employee has returned or will immediately return to the Company all Company information and related reports, files, memoranda and records, computer disks or other storage media, physical or personal property which Employee was provided during his employment, including credit cards, card key passes, door and file keys, computers, cellular phone, pagers or leased vehicle. Employee has returned or will immediately return to the Company all which Employee received or prepared or helped prepare in connection with his employment, and Employee has not retained or will not retain any copies, duplicates, reproductions or excerpts thereof.